AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 1999
                                        REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D. C. 20549
                               _______________

                                   FORM S-6
                               _______________

                  FOR REGISTRATION UNDER THE SECURITIES ACT
                   OF 1933 OF SECURITIES OF UNIT INVESTMENT
                       TRUSTS REGISTERED ON FORM N-8B-2
                               _______________

A.  EXACT NAME OF TRUST:

                             EQUITY INVESTOR FUND
                               UTILITY PORTFOLIO
                                 1999 SERIES B
                             DEFINED ASSET FUNDS

B.  NAMES OF DEPOSITORS:

              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                           SALOMON SMITH BARNEY INC.
                           PAINEWEBBER INCORPORATED
                          DEAN WITTER REYNOLDS INC.

C.  COMPLETE ADDRESSES OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

MERRILL LYNCH, PIERCE, FENNER & SMITH            SALOMON SMITH BARNEY INC.
           INCORPORATED                            388 GREENWICH STREET
       DEFINED ASSET FUNDS                              23RD FLOOR
          P.O. BOX 9051                            NEW YORK, N.Y. 10013
    PRINCETON, N.J. 08543-9051


        DEAN WITTER REYNOLDS INC.                  PAINEWEBBER INCORPORATED
    TWO WORLD TRADE CENTER--59TH FLOOR             1285 AVE. OF THE AMERICAS
        NEW YORK, N.Y. 10048                         NEW YORK, N.Y. 10019



D.  NAMES AND COMPLETE ADDRESSES OF AGENTS FOR SERVICE:

    TERESA KONCICK, ESQ.                               DOUGLAS LOWE, ESQ.
        P.O BOX 9051                                DEAN WITTER REYNOLDS INC.
 PRINCETON, N.J. 08543-9051                          TWO WORLD TRADE CENTER--
                                                           59TH FLOOR
                                                      NEW YORK, N. Y. 10048

                                                            COPIES TO
  MICHAEL KOCHMANN           ROBERT E. HOLLEY       PIERRE DE SAINT PHALLE, ESQ.
388 GREENWICH STREET   1285 AVENUE OF THE AMERICAS     450 LEXINGTON AVENUE
NEW YORK, N.Y. 10013      NEW YORK, N.Y. 10019         NEW YORK, N.Y. 10017

E.  TITLE OF SECURITIES BEING REGISTERED:

 An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.

F.  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

 As soon as practicable after the acquisition and deposit of the underlying securities.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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                                   PART II

            ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS

   A. The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.

I. Bonding arrangements of each of the Depositors are incorporated by reference to Item A of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

II. The date of organization of each of the Depositors is set forth in Item B of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241) and is herein incorporated by reference thereto.

III. The Charter and By-Laws of each of the Depositors are incorporated herein by reference to Exhibits 1.3 through 1.12 to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

IV. Information as to Officers and Directors of the Depositors has been filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934 and is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement:

                                                               SEC FILE OR
                                                            IDENTIFICATION NO.
                                                            __________________


         Merrill Lynch, Pierce, Fenner & Smith Incorporated        8-7221
         Salomon Smith Barney Inc.                                 8-8177
         PaineWebber Incorporated                                 8-16267
         Dean Witter Reynolds Inc.                                8-14172

     B. The Internal Revenue Service Employer Identification Numbers of the Sponsors and Trustee are as follows:

         Merrill Lynch, Pierce, Fenner & Smith Incorporated    13-5674085
         Salomon Smith Barney Inc.                             13-1912900
         PaineWebber Incorporated                              13-2638166
         Dean Witter Reynolds Inc.                             94-089982
         The Chase Manhattan Bank                              13-4994650

     Final prospectuses from the following Series of Defined
Asset Funds-Equity Investor Fund (all of which are incorporated herein by reference) may be used as preliminary prospectuses for this Series:
EIF Utility Portfolio DAF (Reg. No. 333-48305); EIF Utility Portfolio Series 2 DAF (Reg. No. 333-49059); EIF Utility Portfolio 3 DAF (Reg. No. 333-76593).


                      CONTENTS OF REGISTRATION STATEMENT

 THE REGISTRATION STATEMENT ON FORM S-6 COMPRISES THE FOLLOWING PAPERS AND
DOCUMENTS:

 The facing sheet of Form S-6. The Cross-Reference Sheet (incorporated by reference to the Cross-Reference Sheet to the Registration Statement of the Equity Income Fund, Sixth Utility Common Stock Series, 1933 Act File No. 2-86836).
 The Prospectus.
 Additional Information not included in the Prospectus (Part II).
 *Consent of independent public accountants.

 The following exhibits:

      *1.1 --  Form of Trust Indenture.

      1.1.1 -- Form of Standard Terms and Conditions of Trust Effective October 21, 1993 (incorporated by reference to Exhibit 1.1.1 to the Registration Statement of Municipal Investment Trust Fund, Multistate-48, Defined Asset Funds, 1933 Act File No. 33-50247).

      1.2 -- Form of Master Agreement Among Underwriters (incorporated by reference to Exhibit 1.2 to the Registration Statement of The Corporate Income Fund, One Hundred Ninety-Fourth Monthly Payment Series, 1933 Act File No. 2-90925).

      2.1   -- Form of Certificate of Beneficial Interest (included in
               Exhibit 1.1.1).

     *3.1   -- Opinion of counsel as to the legality of the securities being issued including their consent to the use of their names under the heading "How the Fund Works--Legal Opinion" in the Prospectus.

      9.1   -- Information Supplement (incorporated by reference to
               Exhibit 9.1 to the Registration Statement of Municipal Investment Trust Fund, Equity Investor Fund, Select Ten Portfolio 1999 International Series A (United Kingdom Portfolio), 1033 Act File No. 333-70593).

__________

  * To be filed with Amendment to Registration Statement.

                                  SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 14TH DAY OF OCTOBER, 1999.


            Signatures appear on pages R-3, R-4, R-5 and R-6.

     A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Salomon Smith Barney Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Dean Witter Reynolds Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Executive Committee of the Board of Directors of PaineWebber Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
               DEPOSITOR


By the following persons, who constitute a        Powers of Attorney have been
   majority of the Board of Directors of          filed under Form SE and
   Merrill Lynch, Pierce, Fenner & Smith          the following 1933 Act
   Incorporated:                                  File Number: 333-70593

       GEORGE A. SCHIEREN
       JOHN L. STEFFENS






       By  J. DAVID MEGLEN
          (As authorized signatory for
          Merrill Lynch, Pierce, Fenner & Smith Incorporated and Attorney-in-fact for the persons listed above)

   SALOMON SMITH BARNEY INC.
      DEPOSITOR


   By the following persons,                Powers of Attorney have
      who constitute a majority of             been filed under the
      the Board of Directors of                1933 Act File
      Salomon Smith Barney Inc.:               Numbers: 333-63417
                                               and 333-63033


       MICHAEL A. CARPENTER
       DERYCK C. MAUGHAN


       By  KEVIN E. KOPCZYNSKI
          (As authorized signatory for
          Salomon Smith Barney Inc. and
          Attorney-in-fact for the persons listed above)

   DEAN WITTER REYNOLDS INC.
          DEPOSITOR



   By the following persons,         Powers of Attorney have been
      who constitute a majority of     filed under Form SE and
      the Board of Directors of        the following 1933 Act
      Dean Witter Reynolds Inc.:       File Number: 33-17085,
                                       333-13039 and 333-47533

          RICHARD M. DeMARTINI
          RAYMOND J. DROP
          JAMES F. HIGGINS
          MITCHELL M. MERIN
          STEPHEN R. MILLER
          PHILIP J. PURCELL
          THOMAS C. SCHNEIDER




          By  MICHAEL D. BROWNE
             (As authorized signatory for
             Dean Witter Reynolds Inc. and
             Attorney-in-fact for the persons listed above)

   PAINEWEBBER INCORPORATED
      DEPOSITOR



   By the following persons, who                Powers of Attorney have
      constitute a majority of the                been filed under
      Executive Committee of the                  Form SE and the
      Board of Directors of                       following 1933 Act
      PaineWebber Incorporated:                   File Number: 2-61279

              MARGO N. ALEXANDER
              TERRY L. ATKINSON
              BRIAN M. BAREFOOT
              STEVEN P. BAUM
              MICHAEL CULP
              REGINA A. DOLAN
              JOSEPH J. GRANO, JR.
              EDWARD M. KERSCHNER
              JAMES P. MacGILVRAY
              DONALD B. MARRON
              ROBERT H. SILVER
              MARK B. SUTTON

              By  ROBERT E. HOLLEY
                 (As authorized signatory for
                 PaineWebber Incorporated and
                 Attorney-in-fact for the persons listed above)